Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACTS:	Kris M. Maly	Cameron Associates
	Investor Relations Department	Kevin McGrath
	Aastrom Biosciences, Inc.	Phone: (212) 245-4577
Phone: (734) 930-5777
AASTROM REPORTS SECOND QUARTER FISCAL YEAR 2008
FINANCIAL RESULTS
— Continued Clinical Progress Reported from Tissue Regeneration Programs —
Ann Arbor, Michigan, February 8, 2008 — Aastrom Biosciences, Inc. (Nasdaq: ASTM), a leading regenerative medicine company, today reported financial results for the second fiscal quarter ended December 31, 2007. The Company also reported several clinical achievements since the beginning of the second fiscal quarter, including:
•	First compassionate-use cardiac patient treatment with Aastrom’s autologous stem cell therapy for dilated cardiomyopathy (DCM). The milestone marked the first human application of the Company’s Cardiac Repair Cell (CRC) product to regenerate damaged heart tissue in patients with severely impaired cardiac function. The use of CRCs in patients is ongoing and Aastrom anticipates that clinical data from the compassionate-use cases will be available during 2008.

•	Interim and final clinical results in the vascular and bone programs:
o	Promising interim results were presented from the first 13 patients treated in a multi-arm Phase I/II single-center clinical trial in Germany to evaluate the safety of Vascular Repair Cells (VRCs), normal bone marrow cells and the standard of care in the treatment of chronic diabetic foot wounds associated with critical limb ischemia (CLI). Twelve months post-treatment, all patients in the interim analysis who were treated with VRCs reported no major amputations, no cell-related adverse events and healing of all open wounds.

o	Early clinical results were presented from the first use of Aastrom’s Bone Repair Cells (BRCs) to treat four patients suffering from osteonecrosis of the femoral head in Germany. All patients tolerated the procedure well, have reported a reduction in hip pain with no signs of disease progression, as determined by MRI and X-ray, and were back to work within six months after treatment. No cell-related adverse events were observed and none of the patients have required hip replacement surgery.

o	Final results of the Company’s U.S. Phase I/II clinical trial designed to collect safety and efficacy data utilizing BRCs in the treatment of severe non-union fractures were reported. Of the 36 patients treated in the trial, 33 completed the 12-month follow-up. An overall 91% healing rate was observed after 12 months, including success in 91% (21 of 23) of tibia fractures, 100% (3 of 3) of humerus fractures, and 86% (6 of 7) of femur fractures. All of the healed patients are fully weight-bearing, have regained range of motion and are no longer impaired by their injuries.
“We continue to report encouraging progress in all aspects of our clinical development programs. The milestones we achieved since last quarter support our continuing efforts to advance our regenerative medicine products through the regulatory process toward commercialization,” said George Dunbar, President and Chief Executive Officer of Aastrom. “Aastrom has laid the foundation for building shareholder value by addressing a range of unmet needs for patients who
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Aastrom- 2nd Q FY2008 Fin Results
February 8, 2008

currently have limited or no treatment options. We look forward to reporting developments from our cardiac and planned neural clinical activities as they occur.”
Second Fiscal Quarter Ended December 31, 2007 Results
Total revenues for the quarter and six months ended December 31, 2007, consisting of grant revenue and product sales, were $84,000 and $171,000, respectively, compared to $158,000 and $262,000 for the same periods in fiscal year 2007.
Total costs and expenses for the quarter and six months ended December 31, 2007 increased to $5,621,000 and $11,108,000, respectively, from $4,898,000 and $9,586,000 for the same periods in fiscal year 2007.
As a result of the continued expansion of research and development activities to support regulatory submissions, on-going and planned tissue regeneration clinical trials and activities in the U.S. and EU, research and development expenses increased to $3,895,000 and $7,768,000, respectively, for the quarter and six months ended December 31, 2007 compared to $2,563,000 and $4,867,000 for the same periods in fiscal year 2007. Research and development expenses for the quarter and six months ended December 31, 2007, included a non-cash charge of $214,000 and $437,000, respectively, compared to $181,000 and $290,000 for the same periods in fiscal year 2007, relating to share-based compensation expense.
Selling, general and administrative expenses decreased to $1,725,000 and $3,339,000, respectively, for the quarter and six months ended December 31, 2007 from $2,332,000 and $4,716,000 for the same periods in fiscal year 2007. For the quarter and six months ended December 31, 2007, selling, general and administrative expenses included a non-cash charge of $344,000 and $670,000, respectively, compared to $690,000 and $1,152,000 for the same periods in fiscal year 2007, relating to share-based compensation expense.
Interest income for the quarter and six months ended December 31, 2007 decreased to $386,000 and $751,000, respectively, from $515,000 and $1,042,000 for the same periods in fiscal year 2007. The fluctuations in interest income are due primarily to corresponding changes in the level of cash, cash equivalents and short-term investments during the periods, and varying yields from our investments.
Interest expense was $21,000 and $36,000, respectively, for the quarter and six months ended December 31, 2007 related to long-term debt for equipment acquired during the fiscal year ended June 30, 2007.
Net loss for the quarter ended December 31, 2007 was $5,172,000, or $.04 per share, compared to a net loss of $4,225,000, or $.04 per share for the same period in fiscal year 2007. Net loss for the six months ended December 31, 2007, was $10,222,000, or $.08 per share, compared to $8,282,000, or $.07 per share for the same period in fiscal year 2007. The increases in net loss are primarily the result of increased costs and expenses offset in part on a per share basis by an increase in the weighted average number of common shares outstanding.
At December 31, 2007, the Company had $31.2 million in cash, cash equivalents and short-term investments as compared to $28.3 million at June 30, 2007. As clinical activities expand, it is expected that the Company’s cash utilization will average $1.8 million per month during fiscal year 2008.
Aastrom Conference Call Information
George W. Dunbar, President and Chief Executive Officer, Gerald D. Brennan, Jr., Vice President Administrative & Financial Operations and Chief Financial Officer, and Elmar R. Burchardt, M.D., Ph.D., Vice President Medical Affairs of Aastrom Biosciences, Inc., will host a conference call to review and discuss the second quarter fiscal year 2008 financial results at 9:00 a.m. (EST) today,
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Aastrom- 2nd Q FY2008 Fin Results
February 8, 2008

February 8, 2008. Interested parties should call toll-free (877) 407-9205, or from outside the U.S. (201) 689-8054, fifteen minutes before the start of the call to register and identify themselves as registrants of the ‘Aastrom Conference Call’. Any registered caller on the toll-free line may ask to be placed in the queue for the Question & Answer session. The call will be simulcast on the web at http://www.vcall.com/IC/CEPage.asp?ID=125365. A podcast of the call may be downloaded from the web at the internet address above. If you are unable to participate during the live call, the webcast will be available for replay at http://www.investorcalendar.com/ for 60 days. Also, through February 18, 2008, an audio replay of the call will be available by dialing toll-free (877) 660-6853, or from outside the U.S. (201) 612-7415; when prompted on the phone line, the Account # is: 286 and the Conference ID# is: 271471.
About Aastrom Biosciences, Inc.
Aastrom is a leading regenerative medicine company engaged in the development of autologous cell products for the repair or regeneration of human tissue. The Company’s proprietary Tissue Repair Cell (TRC) technology involves the use of a patient’s own cells to manufacture products to treat a range of chronic diseases and serious injuries affecting vascular, bone, cardiac and neural tissues. Aastrom’s TRC-based products contain increased numbers of stem and early progenitor cells, produced from a small amount of bone marrow collected from the patient. The TRC technology platform has positioned Aastrom to advance multiple products into clinical development. Currently, the Company has a vascular regeneration product in clinical development for the treatment of critical limb ischemia (called the RESTORE-CLI trial), a bone regeneration product in Phase III development for the treatment of osteonecrosis of the femoral head (called the ON-CORE trial), a cardiac regeneration product in clinical development for dilated cardiomyopathy and a preclinical research program targeting unmet needs in neural health. Aastrom product candidates to treat osteonecrosis of the femoral head and dilated cardiomyopathy have been designated for orphan drug status by the FDA. For more information, visit Aastrom’s website at www.aastrom.com. (astmf)
This document contains forward-looking statements, including without limitation, statements concerning clinical trial plans and expectations, clinical activity timing, intended product development and commercialization objectives, adequacy of existing capital to support operations for a specified time, future capital needs, and potential advantages and application of Tissue Repair Cell (TRC) Technology, all of which involve certain risks and uncertainties. These statements are often, but are not always, made through the use of words or phrases such as “anticipates,” “estimates,” “plans,” “expects,” “management believes,” “we believe,” “we intend,” and similar words or phrases, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may,” or similar expressions. Actual results may differ significantly from the expectations contained in the forward-looking statements. Among the factors that may result in differences are the inherent uncertainties associated with clinical trial and product development activities, regulatory approval requirements, competitive developments, and the availability of resources and the allocation of resources among different potential uses. These and other significant factors are discussed in greater detail in Aastrom’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.
— Financial Table Follows —
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AASTROM BIOSCIENCES, INC.
(Unaudited)
(In thousands, except per share amounts)
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:

	Quarter ended December 31,		Six months ended December 31,
	2006	2007	2006	2007
REVENUES:
Total revenues	$158	$84	$262	$171

COSTS AND EXPENSES:
Cost of product sales	3	1	3	1
Research and development	2,563	3,895	4,867	7,768
Selling, general and administrative	2,332	1,725	4,716	3,339

Total costs and expenses	4,898	5,621	9,586	11,108

OTHER INCOME (EXPENSE):
Interest income	515	386	1,042	751
Interest expense	—	(21)	—	(36)

Total other income	515	365	1,042	715

NET LOSS	$(4,225)	$(5,172)	$(8,282)	$(10,222)

NET LOSS PER COMMON SHARE
(Basic and Diluted)	$(.04)	$(.04)	$(.07)	$(.08)

Weighted average number of common shares outstanding	119,516	130,467	119,347	125,537

CONSOLIDATED BALANCE SHEET DATA:

	June 30,	December 31,
	2007	2007
ASSETS
Cash and cash equivalents	$13,439	$16,259
Short-term investments	14,886	14,930
Receivables, net	78	107
Inventories	8	—
Other current assets	1,766	2,135
Property and equipment, net	2,671	2,464

Total assets	$32,848	$35,895

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities	$3,500	$2,156
Long-tem debt	1,097	1,011
Shareholders’ equity	28,251	32,728

Total liabilities and shareholders’ equity	$32,848	$35,895

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